Exhibit 10.1

EXECUTION VERSION

ALTIMAR SPONSOR LLC

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

December 23, 2020

Altimar Acquisition Corporation

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Owl Rock Capital Group LLC

Owl Rock Capital Feeder LLC

Owl Rock Capital Partners LP

c/o Owl Rock Capital

399 Park Avenue, Suite 3800

New York, NY 10022

Neuberger Berman Group LLC

1290 Avenue of the Americas

New York, NY 10124

Attention: George Walker

FORFEITURE AND SUPPORT AGREEMENT (THIS “AGREEMENT”)

Reference is made to that certain Business Combination Agreement of even date herewith (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, “Business Combination Agreement”), by and among (i) Altimar Acquisition Corporation, a Cayman Islands exempted company (the “Buyer”), (ii) Owl Rock Capital Group LLC, a Delaware limited liability company, (iii) Owl Rock Capital Feeder LLC, a Delaware limited liability company, (iv) Owl Rock Capital Partners LP, a Delaware limited partnership, and (v) Neuberger Berman Group LLC, a Delaware limited liability company.    Unless otherwise expressly provided herein, capitalized terms shall have the respective meanings assigned to them in the Business Combination Agreement.

Pursuant to Article 17.2 of Buyer’s Memorandum and Articles of Association, outstanding Buyer Class B ordinary shares, par value of US$0.0001 per share (“Class B Shares”), shall automatically convert into Buyer Class A ordinary shares, par value of US$0.0001 per share (“Class A Shares”), on a one-for-one basis automatically on the day of the closing of a Business Combination (as defined in Buyer’s Articles and Memorandum of Association as in effect on the date hereof (the “Cayman Charter”)), subject to certain anti-dilution adjustments if additional Class A Shares or any other Equity-linked Securities (as defined in the Cayman Charter) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Cayman Charter), which anti-dilution adjustments may be waived by the holders of a majority of the outstanding Class B Shares, consenting as a separate class.

Section 2.2 of the Business Combination Agreement contemplates that prior to the Closing, Buyer will domesticate as a Delaware corporation and de-register as a Cayman Islands exempted company (the “Domestication”). As a result of the Domestication, each outstanding Buyer Class B Share will become a share of Class F Common Stock, par value $0.0001 (“Class F Common Stock”), which shares of Class F Common Stock will automatically convert into shares of Buyer Class A Common Stock, par value $0.0001 (“Class A Common Stock”), on a one-for-one basis automatically on the day of the closing of a Business Combination (as defined in the Buyer Certificate of Incorporation, which will be filed by Buyer with the Secretary of State of the State of Delaware in connection with the Domestication (the “Delaware Charter”, and together with the Cayman Charter, the “Charter Documents”)), subject to certain anti-dilution adjustments if additional shares of Class A Common Stock or any other Equity-linked Securities (as defined in the Delaware Charter) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Delaware Charter), which anti-dilution adjustments may be waived by the holders of a majority of the outstanding shares of Class F Common Stock.

In order to induce each of the other parties to the Business Combination Agreement to enter into the Business Combination Agreement, and understanding that such other parties to the Business Combination Agreement are relying on the agreements set forth herein in entering into the Business Combination and closing the transactions contemplated thereby, Buyer, its sponsor, Altimar Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the individuals identified on the signature pages hereto (each, an “Individual Class B Holder”), agree as follows:

1. Effective upon and subject to the Closing, Sponsor, as holder of a majority of the outstanding Class B Shares (and as prospective holder of a majority of the shares of Class F Common Stock, which will result from the Domestication), pursuant to Article 17.4 of the Cayman Charter and 4.3(j)(iii) of the Delaware Charter irrevocably waives all of the anti-dilution adjustments set forth in each of Article 17.3 of Cayman Charter and Section 4.3(j)(ii) of the Delaware Charter in connection with the transactions contemplated by the Business Combination Agreement (the “Anti-dilution Waiver”).

2. Effective upon and subject to the Closing, Sponsor shall irrevocably automatically forfeit and surrender, for no additional consideration and without any further action on the part of any other Person, 2,289,375 shares of Class A Common Stock (the “Forfeited Shares”), which would otherwise be held by the Sponsor as a result of the automatic conversion of shares of Class F Common Stock after giving effect to the Closing, the Domestication and the Anti-dilution Waiver (the “Forfeiture”), which Forfeited Shares represent 33.3% of the total number of shares of Class A Common Stock into which all outstanding shares of Class F Common Stock would be converted (but for the Forfeiture) after giving effect to the Closing, the Domestication and the Anti-dilution Waiver. “Forfeited” shall have a correlative meaning to “Forfeiture” for purposes of this Agreement.

3. Effective upon and subject to the Closing, Buyer acknowledges the Anti-dilution Waiver and agrees to give effect to the Forfeiture set forth in the preceding paragraph, including by cancelling the Sponsor Shares immediately upon the Forfeiture of the Forfeited Shares.

4. Sponsor hereby confirms that (i) for purposes of Section 3 of that certain letter agreement between Buyer and Sponsor dated October 22, 2020 (the “Letter Agreement”), Sponsor consents to Buyer’s entering into the Business Combination Agreement, and (ii) as required by Section 3 of such Letter Agreement, if the Buyer seeks shareholder approval of the Business Combination, then in connection therewith and pursuant to Section 6 herein, Sponsor agrees to vote all Buyer Class A Shares and Class B Shares (or, if applicable, shares of Class A Common Stock and Class F Common Stock) held by it in favor of the Business Combination (including any proposals recommended by Buyer’s Board of Directors in connection with such Business Combination) and not redeem any Class A Shares (or, if applicable, shares of Class A Common Stock) held by it in connection with such shareholder approval. Buyer agrees that it shall not waive Sponsor’s obligations under Section 3 of the Letter Agreement without the consent of the other parties hereto (including each addressee hereof) and Sponsor and Buyer further agree that they shall not amend the provisions of Section 3 of the Letter Agreement without the consent of all parties hereto (including each addressee hereof).

5. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor shall not take (or cause to be taken, including by the Buyer) any action the effect of which would be to cause Buyer to breach its obligations set forth in Section 10.21(b) of the Business Combination Agreement.

6. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor, solely in its capacity as holder of Buyer shares, shall, vote or cause to be voted, all of the Buyer Class A Shares and Class B Shares (or, if applicable, shares of Class A Common Stock and Class F Common Stock) beneficially owned by Sponsor, at every meeting of the shareholder of Buyer at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Business Combination (as defined under the Cayman Charter) and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by Buyer’s Board of Directors in connection with such Business Combination), (B) any proposal to adjourn or postpone such meeting of shareholders of Buyer to a later date if there are not sufficient votes to approve the Business Combination, and (C) an amendment of Buyer’s Charter Documents to extend the outside date for consummating the Business Combination, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Buyer under the Business Combination Agreement; and (iii) against (A) any proposal or offer from any Person concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Buyer, or (2) the issuance or acquisition of shares of capital stock or other Equity Securities of Buyer (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of Buyer’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of Buyer (including any amendments to Buyer’s Charter Documents, other than in connection with the Domestication or as otherwise contemplated by the Business Combination Agreement).

7. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor agrees that it shall not Transfer (as defined in the Letter Agreement) (i) any Class B Shares (or, following the Domestication, shares of Class F Common Stock) beneficially owned by the Sponsor immediately prior to the Closing or (ii) any warrants beneficially owned by Sponsor or shares underlying such warrants immediately prior to the Closing, except to the extent (x) permitted by Section 5(c) of the Letter Agreement, and (y) the proposed permitted transferee of such Class B Shares (or shares of Class F Common Stock, if applicable) is agreed upon by each addressee hereof in writing. Until and unless any shares owned by Sponsor (or a permitted transferee) are Forfeited in accordance herewith, Sponsor (or such permitted transferee) shall have full ownership rights to such shares, including the right to vote such shares, subject to Section 5 herein. For the avoidance of doubt, the conversion of Class B Shares into shares of Class F Common Stock resulting from the Domestication shall not be deemed a Transfer for purposes hereof.

8. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Individual Class B Holder, solely with respect to itself, agrees that it shall not Transfer (as defined in the Letter Agreement) any Class B Shares (or, following the Domestication, shares of Class F Common Stock) beneficially owned by such Class B Holder immediately prior to the Closing, except to the extent (x) permitted by Section 5(c) of the Letter Agreement, and (y) the permitted transferee of such Class B Shares (or shares of Class F Common Stock, if applicable) agrees in writing to accept such Class B Shares (or shares of Class F Common Stock, if applicable) subject to, and to be bound by, the same obligations hereunder as the transferor Individual Class B Holder. For the avoidance of doubt, the conversion of Class B Shares into shares of Class F Common Stock resulting from the Domestication shall not be deemed a Transfer for purposes hereof.

9. Sponsor represents and warrants that (a) as of the date hereof it is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, 6,675,000 Class B Shares, which are held free and clear of all Liens affecting its ability to forfeit the Forfeited Shares pursuant to Section 2 hereof or otherwise comply with its obligations under this Agreement, and (b) the execution, delivery and performance by Sponsor of this Agreement and the consummation by it of the transactions contemplated hereby do not: (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any Lien upon any Equity Securities of Buyer (including the Forfeited Shares) pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person pursuant to, any Law to which it or its Affiliates is subject or any Contract or Order to which it or its Affiliates is subject.

10. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Sections 2.9 and 2.10 of the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Sponsor and each Individual Class B Holder agrees to deliver to the Buyer and the other Parties to the Business Combination Agreement a duly executed counterpart to the Investor Rights Agreement.

11. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by of all parties hereto (including each addressee hereof).

12. No party hereto or addressee hereof may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto (including each other addressee hereof), and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

13. This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement, and to the extent there are any inconsistencies between this Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail. The provisions set forth in Sections 15.5 [Assignment], 15.7 [Interpretation], 15.9 [Counterparts; Electronic Delivery] and 15.10 [Governing Law; Waiver of Jury Trial; Jurisdiction], as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

14. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 15.4 [Notices] of the Business Combination Agreement, with notices to the Buyer and the Sponsor being sent to the addresses set forth therein, in each case with all copies as required thereunder.

15. Parties acknowledge that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

16. This Agreement shall terminate the upon the termination of the Business Combination Agreement in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no rights or obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature page follows]

ALTIMAR SPONSOR LLC

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Kevin Beebe
Name: Kevin Beebe

By:	/s/ Payne Brown
Name: Payne Brown

By:	/s/ Rick Jelinek
Name: Rick Jelinek

By:	/s/ Roma Khanna
Name: Roma Khanna

By:	/s/ John Kim
Name: John Kim

By:	/s/ Michael Rubenstein
Name: Michael Rubenstein

By:	/s/ Vijay Sondhi
Name: Vijay Sondhi

By:	/s/ Michael Vorhaus
Name: Michael Vorhaus

Agreed and accepted as of the date set forth above:

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

OWL ROCK CAPITAL PARTNERS LP

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and Chief Financial Officer

OWL ROCK CAPITAL GROUP LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and Chief Financial Officer

OWL ROCK CAPITAL FEEDER LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and Chief Financial Officer

[Signature Page to the Forfeiture and Support Agreement]

NEUBERGER BERMAN GROUP LLC

By:	/s/ George Walker
Name: George Walker
Title: Chief Executive Officer

By:	/s/ William Arnold
Name: William Arnold
Title: Chief Financial Officer

[Signature Page to the Forfeiture and Support Agreement]